Exhibit 99.01

CONTACTS:	Robert G. Gargus	Gloria Lee
	Chief Financial Officer	Investor Relations
	Silicon Image, Inc.	Silicon Image, Inc.
	Phone: 408/616-4114	Phone: 408/962-4282
	Fax: 408/830-9531	Fax: 408/830-9531

SILICON IMAGE REPORTS FIRST QUARTER 2005 REVENUES

SUNNYVALE, Calif., April 21, 2005 — Silicon Image, Inc. (Nasdaq: SIMG), a leader in multi-gigabit semiconductor solutions for the secure transmission and storage of rich digital media, today reported financial results for its first quarter ended March 31, 2005.

Selected Q1 Highlights:

•	Revenue of $44.3 million for the quarter, an increase of 23.6 percent over the year ago quarter and a 3.8 percent sequential decrease from the prior quarter

•	GAAP net income was $16.6 million, or $0.19 per diluted share, and compares to a net loss of $7.9 million or $0.11 per diluted share for the year ago quarter

•	Pro-forma* net income was $7.7 million or $0.09 per diluted share, a year-to- year improvement of $3.0 million

•	Product Revenue excluding license revenue for the Storage, PC, and CE product lines grew sequentially 11 percent, 1 percent, and minus 11 percent, respectively.

•	Added 41 new High-Definition Multimedia Interface™ (HDMI™) licensees; licensees now total approximately 211

Silicon Image achieved revenue of $44.3 million for the first quarter. This was an increase of 23.6 percent from revenue of $35.9 million achieved in the first quarter of 2004, and was down 3.8 percent sequentially from the $46.1 million in revenue recorded for the fourth quarter of 2004.

Net income under Generally Accepted Accounting Principles (GAAP), which includes stock compensation benefit, amortization of intangible assets, patent defense costs and realized loss on an investment security was $16.6 million, or $0.19 per diluted share, for the quarter ended March 31, 2005. This compares to a net loss of $7.9 million, or $0.11 per diluted share, for the year ago quarter, and a net loss of $0.1 million, or $0.00 per diluted share for the fourth quarter of 2004.

First quarter pro-forma* net income was $7.7 million or $0.09 per diluted share, and was calculated excluding a non-cash benefit for stock compensation ($9.3 million, resulting primarily from a decreased average stock price on options granted and re-priced in prior periods), a non-cash expense for the amortization of intangible assets ($0.3 million), and a loss ($0.1 million) on an investment security and patent defense costs. This compares to a pro-forma net income of $10.3 million, or $0.12 per diluted share, for the fourth quarter of 2004, and a pro-forma net income of $4.7 million, or $0.06 per diluted share, for the first quarter of 2004.

Commenting on the results, Steve Tirado, Silicon Image’s president and chief executive officer, said, “We executed well in the first quarter and achieved both our top and bottom line goals. While we experienced softness in our licensing revenues, we made up for it by improvements in our product revenue combined with lower operating expenses. We are also extremely pleased by the continued wide-spread adoption of HDMI as evidenced by the 41 new HDMI licensees for the quarter. In general our business outlook remains strong and we look forward to achieving record revenues in the upcoming quarter.”

“We had an extremely good quarter in terms of incoming orders. First we signed a number of licensing transactions that will receive revenue recognition in future periods. Second, we achieved record incoming product orders for the quarter and as a result, we are entering the second quarter with approximately 70 percent visibility. We are looking forward to improved operating results as we enter the traditional growth-oriented quarters for our business, “ added, Silicon Image’s chief financial officer, Robert Gargus.

The company will host a conference call at 2:00 p.m. PST today to discuss its first quarter 2005 results and business outlook. The call will be broadcast over the Internet and can be accessed on the investor relation site located at www.siliconimage.com. A replay of the conference call will be available on this site until 12:00 p.m. PST on May 1, 2005.

* Pro-forma net income or loss represents net income or net loss, exclusive of stock compensation expense (benefit), amortization of intangible assets, patent defense costs, restructuring costs, and losses on investment securities.

About Silicon Image

Headquartered in Sunnyvale, Calif., Silicon Image, Inc. designs, develops and markets multi-gigabit semiconductor and system solutions for a variety of communications applications demanding high-bandwidth capability. With its proprietary Multi-layer Serial Link (MSL™) architecture, Silicon Image is well positioned for leadership in multiple mass markets including PCs, consumer electronics, and storage. Silicon Image is a leader in the global PC/display arena with its innovative digital interconnect technology and is now emerging as a leading player in the fields of storage and consumer electronics by offering robust, high-bandwidth semiconductors. For more information on Silicon Image, visit www.siliconimage.com

Safe Harbor Statement

This news release contains forward-looking information within the meaning of federal securities regulations. These forward-looking statements include statements related to future financial results, and business outlook. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those anticipated by these forward-looking statements. In particular, future demand in PC, display, consumer electronics and storage markets may differ from current expectations, adversely affecting expected future results for the company, new product introductions may not be timely or successful, and standards may not be adopted at the rates anticipated. In addition, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Factors Affecting Future Results” in the most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K filed by Silicon Image with the SEC. Silicon Image assumes no obligation to update this forward-looking information.

SILICON IMAGE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (GAAP BASIS)

	Three Months Ended
	(unaudited)
	Mar. 31,	Dec. 31,	Mar. 31,
(In thousands, except per share amounts)	2005	2004	2004

Revenue:
Product	$40,808	$41,999	$32,050
Development, licensing and royalties	3,512	4,073	3,808

Total revenue	44,320	46,072	35,858

Cost and operating expenses:
Cost of product revenue	16,701	17,314	13,363
Research and development	12,560	11,173	10,585
Selling, general and administrative	7,597	7,554	6,947
Stock compensation expense (benefit)	(9,327)	10,057	12,068
Amortization of intangible assets	274	274	357
Patent defense costs	49	35	165

Total cost and operating expenses	27,854	46,407	43,485

Income (loss) from operations	16,466	(335)	(7,627)
Interest income and other, net	498	320	84

Income (loss) before provision for income taxes	16,964	(15)	(7,543)

Provision for income taxes	331	65	317

Net income (loss)	$16,633	$(80)	$(7,860)

Net income (loss) per share — basic	$0.21	$(0.00)	$(0.11)
Net income (loss) per share — diluted	$0.19	$(0.00)	$(0.11)

Weighted average shares — basic	78,307	76,774	72,328
Weighted average shares — diluted	87,376	76,774	72,328

SILICON IMAGE, INC.
RECONCILIATION OF GAAP TO PRO-FORMA FINANCIAL INFORMATION

	Three Months Ended
	(unaudited)
	Mar. 31,	Dec. 31,	Mar. 31,
(In thousands)	2005	2004	2004

GAAP net income (loss)	$16,633	$(80)	$(7,860)

Pro-forma adjustments:
Stock compensation expense (benefit) (1)	(9,327)	10,057	12,068
Amortization of goodwill and intangible assets (2)	274	274	357
Patent defense costs (3)	49	35	165
Realized loss on investment security (4)	119	—	—

Pro-forma net income	$7,748	$10,286	$4,730

Pro-forma net income per share	$0.09	$0.12	$0.06
Weighted average shares *	87,376	88,101	83,415

(1)	Non-cash expenses associated with stock option modifications (including repricings) and certain stock options issued to employees in our Initial Public Offering, to employees of acquired companies, and to non-employees in exchange for services.

(2)	Non-cash expenses for the amortization of goodwill and intangible assets recorded in connection with our acquisitions.

(3)	Costs incurred to defend our intellectual property and to integrate the operations of companies we have acquired. These expenses have been excluded because they are expected to be incurred over a limited period of time and are not directly attributable to our ongoing operations.

(4)	Realized loss on sale of investment which was previously recorded as an unrealized gain on derivative investment security.

The above un-audited pro-forma financial information is presented for informational purposes only. Our presentation of pro-forma financial information excludes non-cash expenses resulting from acquisitions or the issuance of stock options, as well as unusual or infrequent income and expenses that are not directly attributable to our ongoing operations and are expected to be non-recurring or to be incurred over a limited period of time. Because of these exclusions, our presentation is not in accordance with Generally Accepted Accounting Principles (GAAP). Additionally, our presentation of pro-forma financial information may not be consistent with that of other companies.

We do not evaluate items such as amortization of goodwill and intangible assets, stock-based compensation, gain or losses on investment securities and other non-cash or infrequent or unusual items when assessing the performance of our ongoing operations or when allocating resources. We believe that the exclusion of intangible and stock-based compensation non-cash charges may help the investor better understand our liquidity position and the use of tangible resources in our operations and the exclusion of unusual or infrequent items provides an alternative measure which may help the investor evaluate our underlying recurring operating performance. Pro-forma information is not, and should not be considered, a substitute for financial information prepared in accordance with GAAP.

* For periods in which there is pro-forma net income, weighted average shares includes weighted average shares outstanding during the period, as well as the dilutive effect of outstanding stock options as if they had been converted to shares during the period.

SILICON IMAGE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS — UNAUDITED

	Mar . 31 ,	Dec. 31,
(In thousands)	2005	2004

Assets
Current assets:
Cash and short-term investments	$100,407	$93,520
Accounts receivable, net	22,080	19,417
Inventories	12,144	13,926
Prepaid expenses and other current assets	3,420	3,073

Total current assets	138,051	129,936
Property and equipment, net	9,108	9,494
Goodwill and intangible assets, net	14,430	14,704
Other assets	731	774

Total assets	$162,320	$154,908

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable, debt and other current liabilities	$20,474	$22,867
Deferred margin on sales to distributors	10,032	9,962

Total current liabilities	30,506	32,829
Stockholders’ equity	131,814	122,079

Total liabilities and stockholders’ equity	$162,320	$154,908